Exhibit 99.1

ZAYO GROUP PURCHASES REMAINING INTEREST IN USCARRIER

Ownership Enables Expansion in Southeastern United States

LOUISVILLE, CO and ATLANTA, GA – August 16, 2012 – Zayo Group announces it has executed a definitive agreement to purchase the remaining ownership interests in USCarrier (USCarrier Telecom, LLC), a regional fiber-based bandwidth services provider with a network that spans Georgia, Florida, Alabama and Tennessee. Zayo acquired an approximately 50% interest in USCarrier through its acquisition of American Fiber Systems in October, 2010. Zayo will purchase the remaining interests in USCarrier from its current shareholders for $13.5 million.

USCarrier operates a 3,700 mile regional fiber network that connects major markets such as Atlanta, Jacksonville, Tallahassee, Nashville and Chattanooga along with 40 smaller cities throughout the Southeast such as Macon and Savannah, Georgia and Mobile and Montgomery, Alabama. USCarrier provides transport services such as Ethernet and Wavelengths primarily to other telecommunications providers who leverage this unique network.

“Extending the reach of Zayo’s network with USCarrier’s footprint allows us to offer broader solutions to our customers as well as deliver end-to-end national and international connectivity to these markets,” says Glenn Russo, Executive Vice President for Corporate Strategy and Development for Zayo Group. “The transport services that USCarrier provides fit well with Zayo’s focus on core high bandwidth services.”

DH Capital, LLC served as exclusive financial advisor to USCarrier.

The transaction, subject to customary approvals, will be funded from cash on hand and is expected to close during the fourth quarter of 2012.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based bandwidth infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro, national, international, and fiber-to-the-tower networks. Zayo’s network assets include over 61,000 route miles, covering 45 states plus Washington, D.C. as well as London, Paris, Amsterdam, Frankfurt, Toronto and Tokyo. Additionally, Zayo has approximately 9,000 buildings and 2,400 cell towers on-net, and over 136,000 square feet of billable colocation space. On June 5, 2012 Zayo announced its agreement to acquire FiberGate, a Dark Fiber provider in the Washington, D.C. area which is expected to close during the third quarter of 2012.

About USCarrier

USCarrier Telecom, LLC is a provider of high-capacity, high-speed telecommunications bandwidth. Wholesale services include optical transport, metro Atlanta access, long-distance and Internet access connecting more than 40 cities in throughout the Southeast. Headquartered in Atlanta, USCarrier has an operations center in Macon, GA with technicians deployed throughout the network. USCarrier has more than 3,700 route-miles of state-of-the-art fiber optic network, monitored 24/7. For more information on USCarrier and its products and services, visit the company web site at www.uscarrier.com.

For Zayo media inquiries, please contact:

Jaymie Scotto & Associates

+1.866.695.3629

pr@jaymiescotto.com